EXHIBIT H.(XXVII)

EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT, dated as of  May 31, 2011, between The Hartford Mutual Funds, Inc. (the “Company”) on behalf each of its series listed on Schedule A (each a “Fund” and collectively, the “Funds”) and Hartford Investment Financial Services, LLC (the “Adviser”).

WHEREAS, the Adviser has been appointed the investment adviser of each of the Funds pursuant to an Investment Management Agreement between the Company, on behalf of the Funds, and the Adviser; and

WHEREAS, the Company, on behalf of the Funds, and the Adviser are parties to an Expense Limitation Agreement dated as of May 31, 2011 (the “Existing Expense Limitation Agreement”) which provides for a limitation on each Fund’s expenses until February 28, 2013 and which shall renew automatically for one-year terms unless the Adviser provides written notice of termination prior to the start of such term; and

WHEREAS, the Company and the Adviser desire to enter into the arrangements described herein relating to certain expenses of the Funds in addition to the Existing Expense Limitation Agreement;

NOW, THEREFORE, the Company and the Adviser hereby agree as follows:

1.             The Adviser hereby agrees to reimburse Fund expenses, exclusive of taxes, interest expense, brokerage commissions and extraordinary expenses, to the extent necessary to maintain the net annual operating expenses specified for the class of shares of each Fund listed on Schedule A for the period commencing May 31, 2011 through February 28, 2014.

2.             The reimbursement described in Section 1 above is not subject to recoupment by the Adviser.

3.             The Adviser understands and intends that the Funds will rely on this Agreement (1) in preparing and filing amendments to the registration statements for the Companies on Form N-1A with the Securities and Exchange Commission, (2) in accruing each Fund’s expenses for purposes of calculating its net asset value per share and (3) for certain other purposes and expressly permits the Funds to do so.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE HARTFORD MUTUAL FUNDS, INC.

Name:	/s/ Tamara Fagely
Tamara L. Fagely
Title:	Vice President, Treasurer and Controller

HARTFORD INVESTMENT FINANCIAL SERVICES, LLC

Name:	/s/ James Davey
James Davey
Title:	President

SCHEDULE A

Fund	Total Net Annual Operating Expense Limit (as a percent of average daily net assets)
The Hartford Emerging Markets Local Debt Fund	Class A:	1.25%
	Class C:	2.00%
	Class I:	1.00%
	Class R3:	1.55%
	Class R4:	1.25%
	Class R5:	0.95%
	Class Y:	0.90%

The Hartford Emerging Markets Research Fund	Class A:	1.65%
	Class C:	2.40%
	Class I:	1.40%
	Class R3:	1.85%
	Class R4:	1.55%
	Class R5:	1.25%
	Class Y:	1.20%

The Hartford World Bond Fund	Class A:	0.95%
	Class C:	1.70%
	Class I:	0.70%
	Class R3:	1.25%
	Class R4:	0.95%
	Class R5:	0.65%
	Class Y:	0.60%